UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

MRU HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33073	33-0954381
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1114 Avenue of the Americas, 30th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(212) 398-1780
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 29, 2007 MRU Holdings Inc. (NASDAQ: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle™ announced the closing of an offering of $200 million of notes issued by the MRU Student Loan Trust 2007-A.  The notes are backed by a portfolio of direct-to-consumer private student loans acquired by the Trust from MRU. The obligations to pay principal and interest on the Notes are solely the obligations of the Trust.

The Trust issued approximately $200 million in principal amount of asset-backed securities on June 28, 2007. The Trust proceeds raised were used to fund the purchase of private student loans from the Company’s existing loan portfolio in the quarter ended June 30, 2007, and will be used to make additional purchases of loans subsequent to closing. The Company expects to release its estimates of the gain on the sale of loans to the securitization trust and the other underlying economics of the transaction next week.

In connection with the offering, MRU entered into an Administration Agreement, Transfer & Contribution Agreement, and Note Purchase Agreement.  In addition, MRU has agreed to indemnify certain service providers involved in the transaction for potential costs and claims which they may incur as a result of providing services in connection with the transaction. Under the Administration Agreement, MRU will act as Administrator for the student loans owned by the Trust. MRU, acting as the Administrator, will be responsible for administering the Trust's accounting and financial reporting activities, and performing certain responsibilities of the Trust under the transaction documents to which the Trust is party.

The student loans acquired by the Trust were acquired by the Trust from MRU ABS LLC, a limited liability company of which MRU is the sole member. Pursuant to the Transfer and Contribution Agreement, MRU transferred the student loans, and the same student loans were then transferred by MRU ABS LLC to the Trust.  MRU provided MRU ABS LLC and the Trust with certain representations and warranties with respect to the student loans under the Transfer and Contribution Agreement. In the event of a breach by MRU of those representations and warranties, MRU may be required to reacquire the affected loan or loans from the Trust and indemnify the Trust for other related losses.

The offering of the notes was conducted in accordance with the Note Purchase Agreement between MRU, MRU ABS LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.  Pursuant to the Note Purchase Agreement, MRU made certain representations and warranties with respect to the offering and the transaction that are standard terms for note purchase agreements of this type.

The Trust has issued an owner trust certificate representing 100% of the residual interest in the Trust to MRU ABS LLC. MRU owns 100% of the equity interests in MRU ABS LLC.

The aggregate principal amount of the Notes issued is $200 million, of which $82,750,000 are designated Class A-1 Notes, $82,750,000 are Class A-2 Notes, $21,500,000 are Class B Notes, and $13,000,000 are Class C Notes.  The Class A-1 Notes and Class A-2 Notes are rated AAA and Aaa by S&P and Moody's, respectively, the Class B Notes are rated A and A2 by S&P and Moody's, respectively, and the Class C Notes are rated Ba2 by Moody's.

This press release does not constitute an offer or the solicitation of an offer for the purchase or sale of any securities. The securities have not been, nor will they be, registered with the Securities and Exchange Commission under the Securities Act of 1933. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The asset-backed securities will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act pursuant to a private placement memorandum and will not be made available to the general public.

About MRU Holdings, Inc.
MRU Holdings, Inc. (NASDAQ: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle™" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle
From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans.  Since May of 2005, MyRichUncle has originated more than $175 million private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers.  In May 2006, the Company launched Preprime™, the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone.  In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment.  Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan, and their team are committed to delivering the most innovative solutions for their customers. The Company and its founders have been recognized by Fast Company’s Fast 50 (2006) and listed among BusinessWeek.com’s Tech’s Best Young Entrepreneurs (2006).  For more information, visit http://www.myrichuncle.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

MRU HOLDINGS, INC.

Date: July 5, 2007	By:	/s/ Edwin J. McGuinn, Jr.
Name: Edwin J. McGuinn, Jr.
Title: Chief Executive Officer